UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): DECEMBER 29, 2008

000-15701

(Commission file number)

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive San Marcos, California 92078	(760) 744-7340
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 29, 2008, Natural Alternatives International, Inc., a Delaware corporation (“NAI”), completed certain amendments to its credit facility with Wells Fargo Bank, National Association (“Lender”). The amendments (i) extend the maturity date for the working capital line of credit from November 1, 2009 to November 1, 2010; (ii) modify the interest rate payable on the line of credit from a rate equal to the Prime Rate or LIBOR plus 1.75%, as elected by NAI from time to time, to a rate equal to either a fluctuating rate per annum equal to 2.75% to 3.75% above the Daily One Month LIBOR Rate in effect from time to time or a fixed rate per annum equal to 2.50% to 3.50% above LIBOR, as elected by NAI from time to time, in each case with the percentage above the applicable LIBOR determined based on NAI’s fixed charge coverage ratio; (iii) modify the fiscal year end net income requirement for fiscal 2009 from net income after taxes of not less than $750,000 to a net loss not to exceed $2,500,000; and (iv) modify the fixed charge coverage ratio for the quarter ending March 31, 2009 from not less than 1.25 to 1.0 to not less than 0.50 to 1.0. In consideration of such amendments, NAI agreed to pay Lender a fee of $25,000.00

Item 1.02.	Termination of a Material Definitive Agreement.

On December 31, 2008, the employment agreement dated as of January 30, 2004, as amended effective as of June 28, 2008, by and between NAI and Randell Weaver was terminated. Mr. Weaver had served as President and Secretary of NAI. Mr. Weaver also had served as a Managing Director of Natural Alternatives International Europe S.A. (“NAIE”), a director and the Chief Executive Officer of Real Health Laboratories, Inc. (“RHL”), and a director and the President and Secretary of Transformative Health Products, Inc., each a wholly owned subsidiary of NAI. A copy of the employment agreement was previously filed with the United States Securities and Exchange Commission (“SEC”) on September 14, 2004 as Exhibit 10.5 of NAI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004. A copy of the amendment to the employment agreement also was previously filed with the SEC on September 22, 2008 as Exhibit 10.44 of NAI’s Annual Report of Form 10-K for the fiscal year ended June 30, 2008.

Under the terms of the employment agreement, upon execution of a separation agreement and general release of claims, Mr. Weaver is entitled to receive a severance benefit in an amount equal to one year’s compensation, including base salary of approximately $325,000 and standard employee benefits available to other corporate officers. If Mr. Weaver elects not to execute a general release of claims, the employment agreement provides that the severance benefit would be reduced to one month’s compensation.

Mr. Weaver will remain subject to the provisions in his employment agreement regarding confidentiality and proprietary information. In the event of any dispute regarding Mr. Weaver’s employment or the termination of his employment agreement, Mr. Weaver and NAI would be subject to the terms of a mediation and arbitration agreement entered into between the parties on January 30, 2004. As a result of any such dispute or any negotiated settlement, the actual amount of the severance benefit paid to Mr. Weaver may be greater than the amount provided for under the terms of the employment agreement.

In addition, Mr. Weaver has vested options to purchase 125,000 shares of NAI’s common stock at an exercise price of $8.38 per share, all of which will expire on June 30, 2009 if Mr. Weaver elects not to exercise such options within such time period.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed under Item 1.02 above, effective on December 31, 2008, Randell Weaver’s employment with NAI ended. Mr. Weaver had served as President and Secretary of NAI and also had held other positions with various wholly owned subsidiaries of NAI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: January 7, 2009	By:	/s/ Ken Wolf
Ken Wolf
Chief Financial Officer